Exhibit 99.1
News Release

BOARDWALK PIPELINE PARTNERS ANNOUNCES COMMITMENT TO BUILD A NEW INTERSTATE GAS PIPELINE AND AN EXPANSION OF AN EXISTING SYSTEM

OWENSBORO, KY, November 10, 2006 — Boardwalk Pipeline Partners, LP (NYSE: BWP) announced today that it has committed to build a new interstate gas pipeline that will begin near Sherman, Texas and proceed to the Perryville, Louisiana area. The new project, called the Gulf Crossing Pipeline, will consist of 355 miles of 42 inch pipeline having a design capacity of approximately 1.5 Bcf per day. The Gulf Crossing Pipeline is supported by binding agreements with affiliates of Devon Energy Corporation (NYSE:DVN) and Enterprise Products Partners LP (“Enterprise”) (NYSE:EPD) for transportation of 850 MMcf per day with options for an additional 350 MMcf per day of capacity. The terms of the agreements have a weighted average life of approximately ten years. A binding open season will be conducted to solicit incremental commitments for the remaining capacity. The cost of this project is expected to be approximately $1.1 billion and it is anticipated to be in service during the fourth quarter of 2008, subject to regulatory approval. Enterprise has also agreed, under certain circumstances, to purchase up to 49% of the equity ownership of Gulf Crossing Pipeline.

Boardwalk’s subsidiary, Gulf South Pipeline, confirms it is proceeding with its previously announced Southeast Expansion Project which will expand its system from near Harrisville, Mississippi to an interconnect with Transcontinental Gas Pipe Line Corporation (“Transco”) in Choctaw County, Alabama. As part of the Gulf Crossing Expansion Project, Gulf South will lease capacity to Gulf Crossing from the Perryville, Louisiana area to the new Transco interconnect. The Southeast Expansion will consist of 116 miles of 42 inch pipeline having an initial design capacity of approximately 1.2 Bcf per day. The cost of the initial expansion is expected to be approximately $330 million and it is anticipated to be in service during the first quarter of 2008, subject to regulatory approval. Based upon the outcome of the open season and whether the capacity options are exercised by the foundation shippers on the Gulf Crossing Pipeline, Gulf South is prepared to add additional facilities to meet market demand which are estimated to cost up to $300 million.

Boardwalk Pipeline Partners, LP is a master limited partnership engaged through its subsidiaries, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, in the interstate transportation and storage of natural gas. Boardwalk's two interstate natural gas pipeline systems have approximately 13,470 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 146 Bcf.

Contact:
Tonya Mann-Howard
Investor Relations
(270) 686-3620